EX 99-1

                                                     News
                                                     Release


                                                     Vectren Corporation

                                                     P.O. Box 209

                                                     Evansville, IN 47702-0209
FOR IMMEDIATE RELEASE

October 28, 2004
                               Vectren Corporation
                       Reports Third Quarter 2004 Increase


Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported net income for the three months ended September 30, 2004, of $9.7 million, or $0.13 per share, compared to net income of $7.3 million, or $0.10 per share, for the three months ended September 30, 2003. For the nine months ended September 30, 2004, reported earnings were $67.8 million, or $0.90 per share, compared to $67.1 million, or $0.97 per share, for the same period in 2003. Year-to-date earnings per share were reduced $0.08 as the result of an increase in weighted average shares outstanding, resulting primarily from the Company's equity offering in August 2003.

Company Highlights

     o Utility earnings increased during third quarter of 2004 over 2003 o Nonregulated earnings increased during third quarter of 2004 over 2003 o Vectren North gas rate case settlement agreement filed and awaiting
          Commission review and action o December 1 common stock dividend increased by 3.5% o 2004 and 2005 earnings guidance affirmed

Early in the third quarter new gas rates for Vectren South were implemented and in early October Vectren North entered into a collaborative settlement agreement with several parties, including the Indiana Office of Utility Consumer Counselor, the Indiana Gas Industrial Group and the Citizen Action Coalition of Indiana, regarding the proposed changes to the base rates and charges for Vectren North's gas distribution business.

"We have added significant investments to our utility businesses and have successfully strengthened our balance sheet. We believe the third quarter begins to illustrate the significant progress we have made in executing our plans to improve returns in our utility operations", stated Niel C. Ellerbrook, Vectren's chairman, president and CEO. "The Vectren South settlement and the Vectren North settlement, if and when approved, will help ensure our ability to provide safe and reliable service to our customers while providing fair returns on our investments. We are also pleased that our primary nonregulated businesses continue to meet expectations, and we believe they provide a stable platform for future growth."

Operating Highlights for the Quarter

Utility Group earnings were $4.5 million for the quarter compared to $2.4 million for the same period last year. The $2.1 million increase was primarily due to the recovery of NOx related environmental expenditures, increased gas base rates in the Vectren South territory, increased demand in large electric customer margins, and higher earnings from wholesale power marketing operations. These increases offset the impact of mild weather during the quarter, which the Company estimates reduced margins for the quarter by $2.2 million after tax, as compared to the same period last year.

Nonregulated Group earnings were $5.9 million for the quarter, an increase of $0.2 million over the prior year. The Company's three primary nonregulated businesses, Energy Marketing and Services, Coal Mining and Utility Infrastructure Services, each improved their earnings contribution from 2003. Improved nonregulated operating results exceeded the impact from the sale of the Company's investment in Genscape, Inc. for $2.6 million after tax recorded in the third quarter of 2003.

Settlement Reached in Vectren North Pending Gas Rate Case

Vectren's largest gas utility, Vectren Energy Delivery of Indiana-North filed a settlement agreement with the Indiana Utility Regulatory Commission (IURC) on October 12, 2004, that provides for a $24 million increase in Vectren North's base distribution rates. If approved by the IURC, the settlement will result in an approximate 3.5 percent increase in the total average bill for residential customers who heat their homes with natural gas. The request to adjust base rates was the first by Vectren North since 1991. The IURC has scheduled a hearing on the settlement agreement for November 22, 2004.

Terms of the settlement agreement include:
     o    a rate increase of $24 million
     o a tracker to recover annual pipeline integrity compliance costs up to $2.5 million
     o an authorized return on equity (ROE) of 10.6 percent o an overall cost of capital of 8.38 percent o a return on a $708 million rate base o a new rate design that includes a larger service charge, which is intended to address and mitigate, to some extent, earnings volatility related to weather
     o a demand side management pilot program and market study to determine potential benefits associated with gas demand side management programs
     o a statement by the parties urging the IURC for prompt approval in this proceeding

Dividend

The Board of Directors declared a quarterly dividend of $0.295 per share of common stock, an increase of 3.5 percent. This dividend increase marks the 45th consecutive year that Vectren and its predecessor companies have increased the annual dividend. The dividend will be payable December 1, 2004, to shareholders of record at the close of business on November 12, 2004.

Earnings Guidance

The Company affirmed that fiscal 2004 earnings are expected to be in the range of $1.43 to $1.58 per share. The targeted range is based on several factors, including normal weather conditions, continued cost control measures and continued growth from the Company's complementary nonregulated businesses.

As previously announced, the Company believes the street consensus estimate of $1.78 for fiscal year 2005 is very achievable. Vectren senior management will provide an outlook for 2005 during a meeting with the financial community scheduled at noon EST, Tuesday, November 9, 2004. Interested parties may listen to the live Webcast and view the supporting slides by accessing the Investor Relations link on Vectren's Web site at www.vectren.com. A replay will be available on Vectren's Web site beginning two hours after the completion of the Webcast.

Discussion of Utility Group Results

Utility Group earnings for the third quarter of 2004 were $4.5 million compared to $2.4 million for the same period last year. The $2.1 million increase was primarily due to the return on additional NOx related environmental expenditures and increased gas base rates in the Vectren South service territory. Electric margins also benefited from increased wholesale power activities and large customer electric consumption. Management estimates that mild weather decreased earnings for the quarter an estimated $2.2 million after tax compared to the same period last year.

Utility Group earnings were $51.9 million for the nine months ended September 30, 2004, compared to $51.1 million in the prior year. Earnings increased due to the return on additional NOx related environmental expenditures which were partially offset by reduced wholesale power activities. Management estimates that mild weather decreased nine-month earnings an estimated $5.0 million after tax, compared to an increase in 2003 earnings of $1.4 million.

Gas utility margins were $45.2 million and $241.8 million for the three and nine months ended September 30, 2004. Gas utility margin increased in the third quarter by $1.5 million or 3 percent. Year-to-date gas margins declined $7.1 million or 3 percent. The quarterly increase is primarily due to increased base rates in the Vectren South service territory and a $0.7 million charge recorded in the 2003 third quarter associated with the findings of the Public Utility Commission of Ohio (PUCO) in a gas cost recovery audit proceeding. These increases were offset by the effects of weather which decreased gas utility margin an estimated $1.4 million compared to the same period last year. Heating weather for the nine months ended September 30, 2004, was 9 percent warmer than normal and 13 percent warmer than last year. Management estimated an unfavorable impact on year-to-date gas utility margin of $11.7 million compared to last year.

Electric retail and firm wholesale utility margins were $71.2 million and $191.2 million for the three and nine months ended September 30, 2004. This represents an increase over the same periods last year of $4.7 million and $15.7 million, respectively. Margins increased $4.5 million quarter over quarter and $12.4 million for the nine month period due to an increase in retail electric rates for the recovery of NOx related environmental expenditures. Margin from residential and commercial customers (excluding the effects of NOx recovery) decreased $2.5 million for the quarter due primarily to the estimated effect of weather and increased $5.2 million for the nine months due to both weather and increased usage. Excluding the effects of NOx recovery, margins from industrial customers increased $1.2 million for the quarter and $3.9 million for the nine months as compared to 2003. Cooling weather for the quarter was 24 percent cooler than normal and 18 percent cooler than last year. Cooling weather for the nine-month period was 10 percent cooler than normal and 11percent warmer than last year. The estimated decrease in margin due to weather was $2.3 million for the quarter and the estimated increase in margin for the nine month period was $1.0 million. As the recovery under the NOx rider is a volumetric charge, it is also estimated that the mild weather has reduced the level of NOx recovery by approximately $0.5 million year-to-date.

Electric wholesale margins primarily result from asset optimization activities derived from generation capacity in excess of that needed to serve native load and firm wholesale customers. Net wholesale margins increased $1.6 million for the three month periods and decreased $5.2 million for the nine month periods, compared to last year. The change in margin both for the quarter and year-to-date is due largely to variations in unutilized capacity. Increases in demand by native load customers and scheduled outages of owned generation related to the installation of environmental compliance equipment reduced the availability of excess power, lowering year-to-date wholesale margins.

Other operating expenses and depreciation expense for the three and nine months ended September 30, 2004, collectively increased $3.3 million and $9.6 million, respectively, compared to 2003. For the quarter, NOx related operating expenses increased $2.7 million (other operating expenses of $0.8 million and depreciation of $1.9 million). For the nine months, NOx related operating expenses increased $6.7 million (other operating expenses of $2.9 million and depreciation of $3.8 million). The remaining increase in other operating expenses is primarily due to higher labor and benefit costs. The remaining increase in depreciation expense is primarily due to normal additions to utility plant.

For the three and nine months ended September 30, 2004, total other income (expense) increased $0.1 million and $2.8 million, respectively, compared to 2003. The nine month increase was primarily attributable to 2003 charges related to the Company's investments in BABB International, a pre-tax charge of $3.9 million.

For the three and nine months ended September 30, 2004, interest expense decreased $0.3 million and increased $0.7 million as compared to 2003. The increase in year-to-date interest expense reflects the July 2003 issuance of long-term debt.

Vectren Ohio Pending Gas Rate Case

The Company issued its initial pre-filing notice with the PUCO on April 16, 2004, and requested an increase in its base rates of approximately $25 million to cover the ongoing cost of operating, maintaining and expanding its gas distribution business in west central Ohio. This marks the first request to increase base rates since 1991. Since that time, investments made to serve customers have exceeded $135 million. If approved, the typical residential customer who uses natural gas to heat his/her home would see a bill increase of less than 8 percent. The filing also includes a proposed conservation tariff, which, if approved, will enable the Company to proactively support conservation and promote home weatherization and the reduction of energy consumption. In late May, the Company filed its formal application for an increase in base rates. Based on the PUCO's regulatory process, the Commission staff report relating to the Company's request is expected to be submitted in late October. Based upon the PUCO's actions in other proceedings, the Company would expect a litigated resolution of this case late in the first quarter of 2005.

Discussion of Vectren Enterprise Nonregulated Results (All amounts following in this section are after tax)

Nonregulated Group earnings were $5.9 million for the quarter, an increase of $0.2 million over the prior year. The Company's three primary nonregulated businesses, Energy Marketing and Services, Coal Mining and Utility Infrastructure Services, each improved their earnings contribution from 2003. The third quarter 2003 includes $2.6 million in earnings from the sale of the Company's investment in Genscape, Inc.

Nonregulated earnings for the nine months ended September 30, 2004, were $17.2 million compared to $17.6 million in the prior year. The Company's three primary nonregulated businesses, Energy Marketing and Services, Coal Mining, and Utility Infrastructure Services, contributed $21.5 million in 2004, compared to $18.1 million in 2003. The 2004 nine month earnings reflect charges of $6.0 million related to the write-down of the Company's broadband businesses, which were partially offset by net gains from the Company's investment in Haddington Energy Partners. The 2003 nine month earnings reflect after-tax gains on the divesture of businesses, including Genscape, totaling $1.4 million.

Energy Marketing and Services

Net income generated by Energy Marketing and Services for the three months ended September 30, 2004, was $1.1 million compared to $0.2 million in 2003. Net income generated by Energy Marketing and Services for the nine months ended September 30, 2004, was $9.1 million compared to $9.4 million in 2003.

ProLiance Energy contributed quarterly earnings of $1.6 million in 2004 compared to $0.6 million in 2003. ProLiance contributed year-to-date earnings in 2004 of $10.2 million, compared to $10.7 million in 2003. The three month increase was primarily due to gains from storage optimization. The nine month decrease results principally from unprecedented volatility in gas prices in March 2003 that did not repeat in 2004. Earnings at Energy Systems Group increased for the quarter by $0.6 million due to better sales growth in the first six months of the year. Current construction backlog stands at $32 million. Vectren Source operations contributed an earnings increase for the year-to-date period of $1.0 million. The increase was principally due to increased customers and margins per unit of throughput, partially offset by additional costs associated with entering the Georgia market in the third quarter of 2004.

Coal Mining

Coal Mining net income for the three months ended September 30, 2004, was $3.7 million compared to $2.8 million in 2003. Coal Mining net income for the nine months ended September 30, 2004, was $11.1 million compared to $9.7 million in 2003.

Mining operations have increased earnings for the quarter and year-to-date by $1.0 million and $1.8 million, respectively. The increases were primarily due to improved mining operations. This resulted from improved affiliate pricing, improved market prices for coal and better mining conditions. Synfuel-related results for the quarter, which include earnings from Pace Carbon and synfuel processing fees, were generally flat for the quarter and have decreased $0.4 million year-to-date. The decrease was the result of less synthetic fuel production due to feed stock problems at one of Pace Carbon's four plants, which is currently being relocated.

Utility Infrastructure Services

Infrastructure's income for the quarter was $1.4 million, an improvement of $1.2 million from 2003. Infrastructure's results year-to-date were $1.3 million, an improvement of $2.3 million over 2003. The increase in earnings reflects continued increases in utility construction and repair spending during the second and third quarter of 2004.

Broadband and Other Businesses

Broadband and other businesses reported a net loss of $0.3 million for the three months ended September 30, 2004, compared to net earnings of $2.5 million in 2003. For the nine months ended September 30, 2004, these businesses reported a net loss of $4.3 million, compared to a net loss of $0.5 million in 2003. These decreases result primarily from the Company's broadband-related investments and its 2003 sale of Genscape, offset by earnings from the Haddington Energy Partners.

During 2004, the Company continued to evaluate strategic alternatives for its broadband investments and concluded that it is unlikely that it would be making additional investments. During the first and second quarter, the Company recorded impairment charges associated with its broadband-related businesses and investments, which totaled $6.0 million.

These decreases were partially offset by earnings from Haddington Energy Partnerships. During the nine months ended September 30, 2004, these partnerships sold their investments in SAGO Energy, LP, of which the Company's earnings were $5.3 million. These earnings were partially offset by Haddington's write-down of Nations Energy Holdings, of which the Company's portion was $3.5 million. In total, earnings from Haddington for the nine months ended September 30, 2004, are $2.1 million compared to a loss of $0.5 million in 2003.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on November 1, 2004

Vectren Corporation officers will discuss third quarter 2004 earnings results during a conference call for analysts scheduled at 2:30 p.m. EST (1:30 CST), Monday, November 1, 2004. You are invited to listen to the live Webcast and view the supporting slides by accessing the Investor Relations link on Vectren's Web site at www.vectren.com. Interested parties may also view the slide presentation and listen to the Webcast replay via Vectren's Web site beginning two hours after the completion of the Webcast.

About Vectren

Vectren Corporation is an energy and applied technology holding Company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; and, utility infrastructure services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K filed with the Securities and Exchange Commission on February 26, 2004.

Investor Contact  Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact     Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

                                       ###


                                             VECTREN CORPORATION
                                            AND SUBSIDIARY COMPANIES
                                       CONSOLIDATED STATEMENTS OF INCOME
                                     (Thousands, except per share amounts)
                                                  (Unaudited)


                                           Three Months           Nine Months            Twelve Months
                                        Ended September 30     Ended September 30      Ended September 30
                                       --------------------------------------------------------------------
                                          2004       2003        2004        2003        2004        2003
                                       --------------------  ----------------------  ----------------------
OPERATING REVENUE:
  Gas utility                          $ 112,372  $ 114,985  $  771,636  $  788,729  $1,095,220  $1,112,627
  Electric utility                       102,339     95,485     280,197     254,196     361,695     333,911
  Energy services and other               39,653     29,118     124,605      90,829     173,479     125,015
                                       ---------  ---------  ----------  ----------  ----------  ----------
      Total operating revenues           254,364    239,588   1,176,438   1,133,754   1,630,394   1,571,553
                                       ---------  ---------  ----------  ----------  ----------  ----------

OPERATING EXPENSES:
  Cost of gas sold                        67,146     71,294     529,813     539,869     752,408     754,948
  Fuel for electric generation            25,772     24,944      72,409      66,255      92,631      88,121
  Purchased electric energy                5,345      4,152      16,578      12,485      20,265      16,197
  Cost of energy services and other       27,042     21,966      90,141      66,561     127,317      92,831
  Other operating                         59,160     57,193     187,773     179,395     242,107     234,020
  Depreciation and amortization           36,218     32,930     103,617      96,742     135,531     128,200
  Taxes other than income taxes            9,888      8,937      43,259      42,055      58,211      55,590
                                       ---------  ---------  ----------  ----------  ----------  ----------
      Total operating expenses           230,571    221,416   1,043,590   1,003,362   1,428,470   1,369,907
                                       ---------  ---------  ----------  ----------  ----------  ----------

OPERATING INCOME                          23,793     18,172     132,848     130,392     201,924     201,646

OTHER INCOME:
  Equity in earnings of
      unconsolidated affiliates            1,514     (2,227)     13,512       6,450      19,231       7,032
  Other - net                              2,870      8,329        (981)      6,174       5,791       8,679
                                       ---------  ---------  ----------  ----------  ----------  ----------
      Total other income                   4,384      6,102      12,531      12,624      25,022      15,711
                                       ---------  ---------  ----------  ----------  ----------  ----------

INTEREST EXPENSE                          19,383     19,557      57,512      56,694      76,404      76,387
                                       ---------  ---------  ----------  ----------  ----------  ----------

INCOME BEFORE INCOME TAXES                 8,794      4,717      87,867      86,322     150,542     140,970

INCOME TAXES                                (926)    (2,630)     19,975      19,158      38,486      31,019

MINORITY INTEREST IN SUBSIDIARY               25         21          53          54          65         440

PREFERRED DIVIDEND REQUIREMENT
  OF SUBSIDIARY                                2          4          11          18          16          25
                                       ---------  ---------  ----------  ----------  ----------  ----------

NET INCOME                             $   9,693  $   7,322  $   67,828  $   67,092  $  111,975  $  109,486
                                       =========  =========  ==========  ==========  ==========  ==========

AVERAGE COMMON SHARES OUTSTANDING         75,621     71,593      75,548      69,033      75,497      68,674
DILUTED COMMON SHARES OUTSTANDING         75,950     71,856      75,919      69,298      75,850      68,959

EARNINGS PER SHARE OF COMMON STOCK
  BASIC:
    EARNINGS PER SHARE OF COMMON
       STOCK                           $    0.13  $    0.10  $     0.90  $     0.97  $     1.48  $     1.59
                                       =========  =========  ==========  ==========  ==========  ==========

  DILUTED:
    EARNINGS PER SHARE OF COMMON
       STOCK                           $    0.13  $    0.10  $     0.89  $     0.97  $     1.48  $     1.59
                                       =========  =========  ==========  ==========  ==========  ==========

                                             VECTREN UTILITY HOLDINGS
                                             AND SUBSIDIARY COMPANIES

                                         CONSOLIDATED STATEMENTS OF INCOME
                                       (Thousands, except per share amounts)
                                                   (Unaudited)


                                         Three Months           Nine Months            Twelve Months
                                      Ended September 30     Ended September 30      Ended September 30
                                     --------------------------------------------------------------------
                                        2004       2003       2004        2003        2004       2003
                                     --------------------  ----------------------  ----------------------
OPERATING REVENUE:
  Gas utility                        $ 112,372  $ 114,985  $  771,636  $  788,729  $1,095,220  $1,112,627
  Electric utility                     102,339     95,485     280,197     254,196     361,695     333,911
  Other                                     41        197         522         594         721         673
                                     ---------  ---------  ----------  ----------  ----------  ----------
      Total operating revenues         214,752    210,667   1,052,355   1,043,519   1,457,636   1,447,211
                                     ---------  ---------  ----------  ----------  ----------  ----------

OPERATING EXPENSES:
  Cost of gas sold                      67,146     71,294     529,813     539,869     752,408     754,948
  Fuel for electric generation          25,772     24,944      72,409      66,255      92,631      88,121
  Purchased electric energy              5,345      4,152      16,578      12,485      20,265      16,197
  Other operating                       52,048     51,365     165,816     161,863     214,051     211,317
  Depreciation and amortization         33,067     30,356      94,511      88,799     123,660     118,559
  Taxes other than income taxes          9,657      9,200      42,401      41,782      57,245      54,945
                                     ---------  ---------  ----------  ----------  ----------  ----------
      Total operating expenses         193,035    191,311     921,528     911,053   1,260,260   1,244,087
                                     ---------  ---------  ----------  ----------  ----------  ----------

OPERATING INCOME                        21,717     19,356     130,827     132,466     197,376     203,124

OTHER INCOME (EXPENSE):
  Equity in earnings (losses) of
     unconsolidated affiliates              (9)       (35)        204        (453)        184      (1,380)
  Other - net                            2,338      2,238       3,723         956       7,529       1,558
                                     ---------  ---------  ----------  ----------  ----------  ----------
      Total other income (expense)       2,329      2,203       3,927         503       7,713         178
                                     ---------  ---------  ----------  ----------  ----------  ----------

INTEREST EXPENSE                        16,747     17,079      50,173      49,459      66,849      66,855
                                     ---------  ---------  ----------  ----------  ----------  ----------

INCOME BEFORE INCOME TAXES               7,299      4,480      84,581      83,510     138,240     136,447

INCOME TAXES                             2,840      2,155      32,681      32,428      51,835      47,958

PREFERRED DIVIDEND REQUIREMENT
   OF SUBSIDIARY                             2          4          11          18          16          25
                                     ---------  ---------  ----------  ----------  ----------  ----------

NET INCOME                           $   4,457  $   2,321  $   51,889  $   51,064  $   86,389  $   88,464
                                     =========  =========  ==========  ==========  ==========  ==========


           VECTREN CORPORATION                3 Months             9 Months            12 Months
               HIGHLIGHTS                Ended September 30   Ended September 30   Ended September 30
   (millions, except per share amounts)  ------------------------------------------------------------

              (Unaudited)                 2004        2003      2004       2003      2004       2003
-----------------------------------------------------------------------------------------------------
Reported Earnings:
   Utility Group                         $ 4.5       $ 2.4     $ 51.9     $ 51.1   $ 86.4    $  88.5

   Non-regulated Group
      Energy Marketing and Services        1.1         0.2        9.1        9.4     15.0       12.0
      Mining                               0.3        (0.7)       1.6       (0.2)     1.5       (1.0)
      Synfuels related                     3.4         3.5        9.5        9.9     12.9       13.8
                                         -----       -----     ------     ------   ------    -------
          Total Coal Mining                3.7         2.8       11.1        9.7     14.4       12.8
      Utility Infrastructure Services      1.4         0.2        1.3       (1.0)     1.5       (1.8)
      Broadband                              -           -       (3.3)      (1.2)    (3.2)      (1.1)
      Other Businesses                    (0.3)        2.5       (1.0)       0.7     (0.4)       0.1
                                         -----       -----     ------     ------   -------   -------
      Total Non-regulated Group            5.9         5.7       17.2       17.6     27.3       22.0

   Corporate and Other                    (0.7)       (0.8)      (1.3)      (1.6)    (1.7)      (1.0)
                                         -----       -----     ------     ------   ------    -------

   Vectren Consolidated                  $ 9.7       $ 7.3     $ 67.8     $ 67.1   $112.0     $109.5
                                         =====       =====     ======     ======   ======     ======


Vectren Selected Highlights
                                       12 months   12 months
                                         Ended       Ended
                                     September 30 September 30
                                         2004         2003
                                     ------------ ------------

Dividends Paid (per common
  share, 12 months)                      $ 1.14    $ 1.10

Annualized Dividend                      $ 1.14    $ 1.10

Dividend Yield (at close)                  4.5%      4.7%

Dividend Payout Ratio                     77.0%     69.2%

Dividend to Book Value                     8.0%      7.9%


Return on Average Shareholders' Equity    10.5%     11.5%


Book Value Per Share                     $14.21    $13.94

Market to Book Value (at close)            177%      169%

Common Stock Prices (VVC - NYSE)

High                                     $25.87    $26.13

Low                                      $22.73    $19.70

Close                                    $25.18    $23.62

Price/Earnings Ratio (trailing)            17.0      14.8

Ratio of Total Debt to Total
   Capitalization                           56%       55%

Percent Internally Generated Funds
   - Utility Group                          59%       67%

Ratio of Earnings to Fixed Charges
   - SEC Method

      Consolidated                          3.0       2.9
      Utility Group                         3.0       3.0


        VECTREN CORPORATION
     SELECTED GAS DISTRIBUTION            3 Months               9 Months               12 Months
       OPERATING STATISTICS          Ended September 30     Ended September 30      Ended September 30
                                    --------------------------------------------------------------------
           (Unaudited)                 2004       2003        2004       2003        2004         2003
--------------------------------------------------------------------------------------------------------
GAS OPERATING REVENUES (Thousands):

     Residential                    $  65,416  $  67,991   $ 504,355  $ 522,487   $  724,431  $  738,827

     Commercial                        31,341     31,500     195,859    197,554      274,482     274,938

     Contract                          13,990     14,536      62,107     62,901       83,854      89,127

     Miscellaneous Revenue              1,625        958       9,315      5,787       12,453       9,735
                                    ---------  ---------   ---------  ---------   ----------  ----------

                                    $ 112,372  $ 114,985   $ 771,636  $ 788,729   $1,095,220  $1,112,627
                                    =========  =========   =========  =========   ==========  ==========

GAS MARGIN (Thousands):

     Residential                    $  28,210  $  27,411   $ 154,299  $ 161,064   $  219,077  $  231,559

     Commercial                         7,309      7,348      44,522     46,272       63,348      67,130

     Contract                           9,668      9,721      38,549     37,900       53,057      53,304

     Miscellaneous                         39       (789)      4,453      3,624        7,330       5,686
                                    ---------  ---------   ---------  ---------   ----------  ----------

                                    $  45,226  $  43,691   $ 241,823  $ 248,860   $  342,812  $  357,679
                                    =========  =========   =========  =========   ==========  ==========
GAS SOLD & TRANSPORTED (MDth):

     Residential                        4,102      4,365      53,975     58,423       78,762      87,563

     Commercial                         2,591      2,646      22,161     24,025       31,499      34,832

     Contract                          17,458     18,053      65,286     66,940       91,117      94,381
                                    ---------  ---------   ---------  ---------   ----------  ----------

                                       24,151     25,064     141,422    149,388      201,378     216,776
                                    =========  =========   =========  =========   ==========  ==========

AVERAGE GAS CUSTOMERS

     Residential                      869,780    860,958     878,973    871,724      879,539     873,151

     Commercial                        78,420     77,919      79,291     79,194       79,384      79,405

     Contract                           4,024      4,029       4,043      4,088        4,042       4,097
                                    ---------  ---------   ---------  ---------   ----------  ----------

                                      952,224    942,906     962,307    955,006      962,965     956,653
                                    =========  =========   =========  =========   ==========  ==========

WEATHER  AS A PERCENT OF NORMAL:

    Heating Degree Days                   52%       110%         91%       105%          90%        105%


      VECTREN CORPORATION
       SELECTED ELECTRIC                  3 Months              9 Months                12 Months
     OPERATING STATISTICS            Ended September 30     Ended September 30      Ended September 30
                                    --------------------   --------------------   ----------------------
         (Unaudited)                   2004       2003        2004       2003         2004        2003
--------------------------------------------------------------------------------------------------------
ELECTRIC OPERATING REVENUES (Thousands):

     Residential                    $  36,049  $  36,100   $  93,246  $  82,497   $  116,130  $  103,990

     Commercial                        25,549     23,528      69,992     61,009       91,251      80,338

     Industrial                        27,792     23,829      80,896     68,329      105,313      91,968

     Municipals                         6,936      6,033      18,357     16,041       23,850      21,014

     Miscellaneous Revenue                 97      1,787       2,419      4,723        4,881       5,570
                                    ---------  ---------   ---------  ---------   ----------  ----------
       Total Retail                    96,423     91,277     264,910    232,599      341,425     302,880

     Net Wholesale Revenues             5,916      4,208      15,287     21,597       20,270      31,031
                                    ---------  ---------   ---------  ---------   ----------  ----------
                                    $ 102,339  $  95,485   $ 280,197  $ 254,196   $  361,695  $  333,911
                                    =========  =========   =========  =========   ==========  ==========

ELECTRIC MARGIN (Thousands):

     Residential                    $  28,231  $  28,160   $  72,467  $  64,051   $   90,366  $   80,756

     Commercial                        18,136     16,807      49,563     43,650       65,023      57,870

     Industrial                        16,242     13,313      46,458     38,439       61,552      52,369

     Municipals                         4,218      3,600      10,772      9,826       14,061      12,466

     Miscellaneous                         74      1,805       2,329      4,662        4,727       5,452
                                    ---------  ---------   ---------  ---------   ----------  ----------

       Total Retail                    66,901     63,685     181,589    160,628      235,729     208,913
                                    ---------  ---------   ---------  ---------   ----------  ----------

     Net Wholesale Margin               4,321      2,704       9,621     14,828       13,070      20,680
                                    ---------  ---------   ---------  ---------   ----------  ----------
                                    $  71,222  $  66,389   $ 191,210  $ 175,456   $  248,799  $  229,593
                                    =========  =========   =========  =========   ==========  ==========

ELECTRICITY SOLD (MWh):

     Residential                      443,931    487,890   1,184,194  1,144,209    1,481,691   1,446,830

     Commercial                       419,410    413,247   1,147,741  1,076,091    1,493,777   1,408,794

     Industrial                       653,312    646,225   1,931,037  1,851,906    2,496,016   2,496,000

     Municipals                       176,549    169,814     486,761    449,562      638,123     591,014

     Miscellaneous Sales                3,065      3,542       9,517     12,891       13,836      18,274
                                    ---------  ---------   ---------  ---------    ---------  ----------

       Total Retail                 1,696,267  1,720,718   4,759,250  4,534,659    6,123,443   5,960,912

     Wholesale                      1,231,131  1,014,188   2,336,245  3,039,238    3,602,197   5,453,431
                                    ---------  ---------   ---------  ---------    ---------  ----------
                                    2,927,398  2,734,906   7,095,495  7,573,897    9,725,640  11,414,343
                                    =========  =========   =========  =========    =========  ==========

AVERAGE ELECTRIC CUSTOMERS

     Residential                      118,020    117,010     118,087    116,929      117,949     116,718

     Commercial                        17,067     16,993      17,051     16,967       17,045      17,015

     Industrial                           154        162         154        172          155         173

     All Others                            21         21          21         21           21          22
                                    ---------  ---------  ----------  ---------    ---------  ----------
                                      135,262    134,186     135,313    134,089      135,170     133,928
                                    =========  =========   =========  =========    =========  ==========

WEATHER  AS A PERCENT OF NORMAL:

    Heating Degree Days                   52%       110%         91%       105%          90%        105%
    Cooling Degree Days                   76%        93%         90%        81%          89%         82%